Exhibit 4.2

        THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR THE SECURITIES COMMISSION OF ANY STATE, IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE ACT, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY ALSO BE SUBJECT TO OTHER CONDITIONS AND RESTRICTIONS.

HYTHIAM, INC.
WARRANT

        THIS WARRANT ("Warrant") certifies that, pursuant to the                        Agreement between Hythiam, Inc., a New York corporation ("Company") and                        ("Holder") of even date herewith, which is incorporated herein by reference, Holder is entitled, upon the terms and subject to the conditions set forth herein, to subscribe for, purchase and cause to be registered up to                         Thousand (            ,000) shares of common stock, par value $.001, ("Common Stock") of Company, at a price ("Exercise Price") of Two Dollars Fifty Cents ($2.50) per share.

        1.    Exercise of Warrant.

        (a)   Exercise. This Warrant is exercisable, in whole or in part, beginning on the date of issuance and ending at 5:00 p.m. on the date                        (            ) years thereafter ("Expiration Date"). Exercise shall be effectuated by submitting to Company at its principal executive offices the original of this Warrant and a completed and duly executed Notice of Exercise substantially in the form attached hereto as Exhibit 1 ("Notice"). The date the Warrant and Notice are received by the Company shall be the "Exercise Date." The Notice shall be duly executed by Holder and shall indicate the number of shares then being purchased pursuant to such exercise.

        (b)   Issuance of Shares. Upon surrender of this Warrant, together with appropriate payment of the Exercise Price for the shares of Common Stock purchased, Holder shall be entitled to receive a certificate or certificates for the shares so purchased, together with a replacement Warrant for the number of shares not yet exercised. Certificates for shares purchased hereunder shall be delivered to Holder within a reasonable time after the date on which this Warrant shall have been exercised as aforesaid. Company covenants that all shares which may be issued upon the exercise of rights represented by this Warrant will, upon exercise of the rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

        (c)   Payment. The Exercise Price shall be payable by cashier's check or wire transfer of immediately available funds to an account designated by Company. If the Company's shares of Common Stock are then listed or publicly traded on the Nasdaq Market or over-the-counter Bulletin Board, Holder may elect a cashless exercise, and in exchange for the portion of this Warrant that is being exercised at such time, the Holder shall receive the number of shares of Common Stock determined by multiplying (A) the number of shares of Common Stock for which this Warrant is being exercised at such time by (B) a fraction, (1) the numerator of which shall be the difference between (x) Current Market Price (as defined herein) per share of Common Stock at such time and (y) the Exercise Price per share of Common Stock, and (2) the denominator of which shall be the Current Market Price per share of Common Stock at such time. "Current Market Price" shall mean, as to any security, the average of the closing prices of such security's sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the highest bid and lowest asked prices on such day, in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar or successor organization; and in each such case averaged over a period of twenty-one (21) days consisting of the day immediately preceding the day as of which Current Market Price is being determined and the twenty (20) consecutive business days prior to such immediately preceding day.

        2.    Merger or Acquisition.    If Company shall merge or consolidate with another entity, or the shareholders of the Company shall sell, transfer or otherwise dispose of all or substantially all of the shares of the Company to another entity in exchange for shares of common stock or other securities of the successor or acquiring entity ("Merger"), then Holder shall have no further right to acquire shares of Common Stock of Company, and shall instead have the right to subscribe for and purchase an equal number of shares of common stock of the successor or acquiring entity at the Exercise Price upon the terms and subject to the conditions set forth herein, and the successor or acquiring entity shall make and deliver a new warrant for an equal number of its shares of common stock upon the surrender of this original Warrant.

        3.    Charges, Taxes and Expenses.    Except for any foreign taxes, duties, levies or similar expenses, issuance of certificates for shares upon the exercise of this Warrant shall be made without charge to Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by Company, and such certificates shall be issued in the name of Holder.

        4.    Loss, Theft, Destruction or Mutilation of Warrant.    Upon receipt by Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon reimbursement to Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of this Warrant.

        5.    Adjustments.    The Exercise Price and the number of shares purchasable hereunder are subject to adjustment from time to time as follows:

        (a)   Reclassification. If Company, at any time while this Warrant, or any portion hereof, remains outstanding and unexpired, by reclassification of securities or otherwise, shall change the Common Stock as to which purchase rights under this Warrant exist into the same or a different number or securities or any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 6.

        (b)   Stock Splits. If Company, at any time while this Warrant, or any portion hereof, remains outstanding and unexpired, shall split, subdivide or combine shares of the Common Stock as to which purchase rights under this Warrant exist into a different number of securities of the same class, the Exercise Price for such securities shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of combination, in both cases by the ratio which the total number of such securities to be outstanding immediately after such event bears to the total number of such securities outstanding immediately prior to such event.

        (c)   Cash Dividends. No adjustment on account of cash dividends declared, accrued or distributed with regard to the shares of Common Stock as to which purchase rights under this Warrant exist will be made to the Exercise Price under this Warrant.

        (d)   Stock Dividends. If Company declares any non-cash dividends, entitling shareholders of its Common Stock to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of Company, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of Common Stock receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of Company that Holder would hold had it been a shareholder of record of the Common Stock on such date.

        6.    Transfer to Comply with the Securities Act.    Neither this Warrant nor the shares of common stock issuable upon exercise of this Warrant have been registered with the Securities and Exchange Commission, or the securities commission of any state, in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the "Act"), and, accordingly, may not be offered or sold except in accordance with the provisions of Regulation S promulgated under the Act, pursuant to an effective registration statement under the Act or an available exemption from, or in a transaction not subject to the registration requirements of the Act, and in accordance with all applicable state securities laws. Each certificate for the Warrant, the shares of Common Stock issuable upon exercise of this Warrant and any other security issued or issuable upon exercise of this Warrant shall contain a legend on the face thereof, in form and substance satisfactory to counsel for Company, setting forth the restrictions on transfer contained in this Section. Company is required to refuse to register any transfer of this Warrant or the shares of Common Stock issuable upon exercise of this Warrant not made in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration, and shall give stop transfer orders to its transfer agent with respect to this Warrant or the shares of Common Stock issuable upon exercise of this Warrant if necessary in order to enforce the foregoing restrictions.

        7.    Miscellaneous.

        (a)   Governing Law. This Warrant and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed by, and construed in accordance with, the internal law of the State of California, without regard to conflicts of laws.

        (b)   Arbitration. Any controversy, dispute or claim of any nature whatsoever arising out of, in connection with or in relation to this Warrant, including the issue of arbitrability of any such disputes, will be resolved by binding arbitration in accordance with the UNCITRAL Commercial Arbitration Rules before a retired judge at JAMS. JAMS will be the appointing authority, and the hearing will be held in Los Angeles, California. The prevailing party in any dispute will be entitled to recover all attorney's fees, costs and expenses in addition to other allowable costs.

        (c)   Waivers and Amendments. No modifications or amendments to, or waivers of, any provision of this Agreement may be made, except pursuant to a document signed by Company and Holder.

        (d)   Issue Date. The provisions of this Warrant shall be construed and shall be given effect in all respect as if it had been issued and delivered by Company on the date first set forth above.

        IN WITNESS WHEREOF, the Company has caused this Warrant to be executed as of September    , 2003, by its officer thereunto duly authorized.

HYTHIAM, INC.
By:	Terren S. Peizer Chairman & CEO

EXHIBIT 1
NOTICE OF EXERCISE

To:
Hythiam, Inc.
11111 Santa Monica Blvd., Suite 550
Los Angeles, CA 90025 Attn. Chuck Timpe

        The undersigned hereby irrevocably elects to exercise the right, represented by the Warrant dated as of September            , 2003 ("Warrant"), the original of which is attached hereto, to purchase                        shares of the Common Stock, no par value, of Hythiam, Inc. ("Company"), and tenders herewith payment in accordance with the provisions of the Warrant.

Cash Exercise:

        Payment is being made by [the enclosed cashier's check] or [concurrent wire transfer of immediately available funds to the account designated by Company] in the amount of:

        $                         = (Exercise Price × Number of Shares Exercised)

Cashless Exercise:

        Net number of shares of Common Stock to be issued:

=	(Market Price × Exercised Shares)—(Exercise Price × Exercised Shares) Market Price

        Please deliver the stock certificate to:

        In Witness Whereof, the undersigned has caused this Notice of Exercise to be executed as of                        ,             20            .

By:	Its: